Exhibit 99.1

NEWS BULLETIN

                              FROM:

        The Financial Relations Board
------------------------------------------
        BSMG WORLDWIDE

RE:     LEXINGTON CORPORATE PROPERTIES TRUST
        355 LEXINGTON AVENUE
        NEW YORK, NY 10017
        NYSE: LXP

FOR FURTHER INFORMATION

        AT THE COMPANY:             AT THE FINANCIAL RELATIONS BOARD:
        T. Wilson Eglin             Larry Stein          Claire Koeneman
        President                   General Inquires     Analyst Inquires
        (212) 692-7260              (312) 640-6794       (312) 640-6784

FOR IMMEDIATE RELEASE
FRIDAY, JULY 20, 2001

                      LEXINGTON CORPORATE PROPERTIES TRUST
                         ANNOUNCES REVISED AGREEMENT TO
                        ACQUIRE NET 1 L.P. AND NET 2 L.P.

New York, NY-Friday, July 20, 2001-Lexington Corporate Properties Trust (NYSE:LXP) ("Lexington"), a real estate investment trust, today announced amended terms of its agreement to acquire Net 1 L.P. and Net 2 L.P. (collectively, the "Net Partnerships"). The merger transaction is valued at approximately $140.0 million.

The Net Partnerships own twenty- four properties in fourteen states, which generated $14.8 million of net rental revenue in 2000 and are projected to generate approximately $15.2 million of net rental revenue in 2002. The properties have a remaining weighted average lease term of approximately 9.7 years and are net- leased to eighteen tenants, including Hewlett Packard, Nextel Finance Company, Cox Communications, Inc. and Wal-Mart Stores, Inc.

In connection with the transaction, the Net Partnerships will merge into a subsidiary of Lexington. Lexington will issue approximately $65.0 million of cash and securities to the partners of the Net Partnerships and assume approximately $75.0 million of mortgage financing with a weighted average interest rate of 7.8%. The partners of Net 1 L.P. and Net 2 L.P. will receive $25.5 million ($820.38 per unit) and $39.5 million ($81.96 per unit), respectively, of the merger consideration. The limited partners will receive 99% of the merger consideration, payable 50% in cash and 50% in Lexington's common shares issued at a price not less than $14.00 per share and no greater than $16.00 per share. The general partner will receive 1% of the merger consideration in operating partnership units that are convertible into common shares on a one- for-one basis after five years and receive the same dividends.



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Under the original terms of the transaction, the limited partners would have received at least 50% of their merger consideration in Lexington's 8.5% Convertible Subordinated Debentures due 2009 ("Convertible Debentures") with up to 50% of the merger consideration payable in Lexington common shares issued at a price not less than $11.00 per share and no greater than $13.00 per share. The Convertible Debentures would have been exchangeable by the holders after four years into Lexington common shares at $14.00 per share.

Shares of Lexington closed Thursday, July 19, 2001 at $15.19.

Definitive terms of the transaction will be set forth in a joint consent and proxy solicitation statement and prospectus being prepared by Lexington and the Net Partnerships for regulatory review. The transaction is subject to the approval of Lexington's shareholders and the limited partners of the Net Partnerships and other customary closing conditions. Assuming the closing conditions are satisfied, the transaction is expected to close later this year.

This press release does not constitute an offer of any securities for sale.

Lexington Corporate Properties Trust is a real estate investment trust that owns and manages a portfolio of office, industrial and retail properties net-leased to major corporations throughout the United States. Lexington Realty Advisors, an affiliate of Lexington, provides investment advisory services to institutional investors in the net lease area. Lexington, which pays an annualized dividend of $1.28 per share, has approximately 25.1 million convertible preferred shares, common shares and operating partnership units outstanding, which are exchangeable into common shares on a one- for-one basis at certain points in the future. Additional information about Lexington is available at www.lxp.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the Company's periodic filings with the Securities and Exchange Commission.

FOR MORE INFORMATION ON LEXINGTON CORPORATE PROPERTIES TRUST, VIA FAX AT NO COST, SIMPLY DIAL 1-800-PRO-INFO AND ENTER THE TICKER SYMBOL.